Exhibit 99.1

1001 Air Brake Avenue Wilmerding, PA 15148 Phone: 412.825.1543 Fax: 412.825.1789

Contact:    Tim Wesley at (412) 825-1543

Wabtec Affirms 2005 EPS Guidance of About $1.15, With Strong Cash Flow for Year;

Issues 2006 EPS Guidance of About $1.50 Excluding Restructuring Expenses

WILMERDING, Pa., Jan. 12, 2006 — Wabtec Corporation (NYSE: WAB) today affirmed its earnings guidance for 2005 of about $1.15 per diluted share and said it generated strong operating cash flow of more than $50 million for the year.

Wabtec also issued 2006 earnings guidance of about $1.50 per diluted share excluding expenses for restructuring actions that the company is currently evaluating. If taken, these actions would be expected to result in significant, ongoing benefits, but would require significant, one-time expenses, a large portion of which would be non-cash. The company’s 2005 results, which Wabtec plans to report in late February, are not expected to include any material restructuring expenses.

“Through our strategic growth and operational improvement initiatives, we believe we have positioned the company for another strong year in 2006,” said William E. Kassling, Wabtec’s chairman, president and chief executive officer. “We expect our earnings growth to be fueled primarily by higher margins, which will be offset slightly by higher expenses for raw materials, foreign exchange and new accounting rules that require companies to expense stock options. Our margins began to improve in the second half of 2005, driven by steps we started to take last year to improve profitability and efficiency. These steps will continue in 2006, and we are also considering additional restructuring actions to help us achieve management’s long-term goal to increase gross margin to at least 30 percent. We are confident these actions would result in significant, ongoing benefits to our shareholders because we would target a payback of less than two years on any required cash expenses.

“We expect demand for our products and services to remain strong in 2006. Aftermarket demand should remain robust, and we continue to see international opportunities in markets such as Australia, Europe and Asia. We also expect demand for new locomotives and freight cars in NAFTA, which provided a significant boost to our operations in 2005, to remain at about current levels. In our transit business, we expect the R-160 contracts, under which we are providing components for New York City subway cars, to start ramping up in the fourth quarter of 2006.

“Looking beyond 2006, we are optimistic about Wabtec’s prospects as we continue to execute our growth plans, to benefit from the diversity of our revenue base and to improve our profit margins. We recently announced about $400 million worth of new business and a multi-year backlog of more than $1 billion, including option orders. This new business includes two major locomotive contracts with deliveries expected to begin in 2007, when we also expect the R-160 contracts to be running at full production. These projects, and others we are actively pursuing, provide a complementary balance to our traditional freight rail business in NAFTA, which we also expect to remain strong.”

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1001 Air Brake Avenue Wilmerding, PA 15148 Phone: 412.825.1543 Fax: 412.825.1789

Wabtec Corporation (www.wabtec.com) is one of North America’s largest providers of value-added, technology-based products and services for the rail industry.

This press release contains forward-looking statements regarding the company’s earnings expectations. Wabtec’s actual results could differ materially from the results suggested in these statements. Factors that could cause or contribute to these material differences include, but are not limited to, the strength of the U.S. economy and the U.S. dollar; changes in the assumptions for deliveries of new rolling stock in 2006; the timing and success of any restructuring actions the company decides to take to improve future profitability; and other factors contained in the company’s regulatory filings, which are herein incorporated by reference. The company assumes no obligation to update these forward-looking statements or advise of changes in the assumptions on which they were based.

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